Exhibit 10.2

GENERAL RELEASE AGREEMENT
This General Release Agreement (“Agreement”) is entered into by and between Westell Technologies, Inc. and Westell, Inc. (collectively the “Company”) and Alfred S. John (the “Executive”). In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:
1.Executive hereby resigns from all director, officer and other positions with the Company, Westell, Inc., an Illinois corporation and the wholly owned subsidiary of the Company (the “Operating Subsidiary”), and any other and any entity for which he has been so serving at the Company’s request.

2.Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, the Operating Subsidiary, any of their its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or the Operating Subsidiary or Executive’s separation from employment with the Company or the Operating Subsidiary, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.
Nothing herein shall however constitute a release of the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer of the Company, the Operating Subsidiary from any indemnification obligations it may have under Illinois law or the Operating Subsidiary’s articles of incorporation or bylaws with respect to Executive’s role as an officer of the Operating Subsidiary, any rights under options that remain exercisable following termination, or any vested benefits under the Company’s or the Operating Subsidiary’s qualified benefit plans.

3.Subject to the time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, the Operating Subsidiary or any of their subsidiaries with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses;

provided, that if such assistance requires more than four (4) hours in a day, Executive will receive a per diem amount based upon his former base salary with the Company.

4.Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to claims released under Section 2, and agrees not to do so in the future with respect to any such claims. Notwithstanding the above, Executive understands that nothing in this Agreement prevents him from filing a charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission or from truthfully cooperating with an administrative agency. Executive understands and agrees, however, that this exception does not limit the scope of the waiver and release in this Agreement, and he agrees that he is waiving any right to recover damages which he, or an administrative agency acting on his behalf (not including the United States Securities and Exchange Commission), might obtain as the result of his or anyone filing such a charge related to any matter covered by this Agreement.

5.Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled. In particular, Executive acknowledges that if he signs this Agreement and does not revoke it, he will receive a one‑time, lump sum severance payment of Thirteen Thousand, Seventy‑Six Dollars and Ninety‑Two Cents ($13,076.92), less applicable taxes and withholdings and a lease pay-out of Six Thousand, Two Hundred, Eighty‑Two Dollars ($6,282), within ten (10) business days after Executive signs, and does not revoke, this Agreement. He will also be paid for any earned and unused PTO days (seven days as of the date of this letter). Executive understands that the Company makes no representations as to the employment and income tax consequences (including related penalties and interest) to him regarding the benefits he may receive as a result of signing this Agreement and it is further understood that any future employment or income tax consequences (including related penalties and interest) that may arise to him will not provide a basis to set aside or in any way alter this Agreement. Executive further agrees to indemnify and hold harmless the Company from any and all employment and income tax liabilities (including related penalties and interest) should any arise out of any payments or benefits he may receive as a result of signing this Agreement.

6.Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has until the later of: (a) twenty-one (21) days from receipt of this Agreement or (b) the day after his employment is terminated, to accept and sign this Agreement, and that the earliest that he can sign this Agreement is the day after his employment is terminated. After Executive signs this Agreement, he has seven (7) days from the date he signs it to revoke acceptance of this Agreement, including its waiver and release provisions. Written notice of such revocation shall be provided to the attention of the Director of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one (21) day consideration period by requesting and executing a form for that purpose, provided that he does not sign this Agreement until after his employment is terminated. The form may be requested from the Director of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Offer Letter.

10.This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Westell Technologies, Inc. /s/ Thomas P. Minichiello By: Thomas P. Minichiello Its: Chief Financial Officer Date: August 21, 2019	Westell, Inc. /s/ Thomas P. Minichiello By: Thomas P. Minichiello Its: Chief Financial Officer Date: August 21, 2019
/s/ Alfred S. John Alfred S. John Date: August 21, 2019	Witness Signature /s/ Jeniffer Jaynes Name of Witness (Printed) Jeniffer Jaynes (Street Address) 750 N. Commons Drive (City, State, Zip Code) Aurora, IL 60504